UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 31, 2005

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789

(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC		29681

(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 31, 2005, KEMET Corporation issued a press release announcing the resignation of James P. McClintock as the Head of Business Units and New Business Development of the Company effective as of November 1, 2005.  A copy of the press release is furnished as Exhibit 99.1 to this report.  Mr. McClintock previously served as President and Chief Operating Officer of the Company.

While the final terms of the separation with Mr. McClintock have not been finalized, it is expected that Mr. McClintock shall receive, subject to certain qualifications, (i) separation pay in the amount of $26,666.67 per month for twelve (12) months, (ii) a car allowance in the amount of $1,000.00 per month for six (6) months, (iii) certain health insurance, group life insurance and disability insurance benefits for six (6) months, and (iv) outplacement services, all of which is in accordance with the Company’s existing severance policy.  It is also expected that Mr. McClintock will have the expiration date of his outstanding options extended for a period of time, which will likely be less than one year.  In addition, it is expected that Mr. McClintock shall be subject to a non-competition provision for a period of twelve (12) months pursuant to the terms of the Agreement.  A copy of the Agreement will be separately filed once it has been finalized [is attached hereto as Exhibit 99.2].

(a)	Not Applicable

(b)	Not Applicable

(c)	The following exhibit is included with this Report

EXHIBIT 99.1  Press Release, dated October 31, 2005, issued by the Company.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the  registrant has duly caused this report to be signed on its behalf by the  undersigned thereunto duly authorized.

Date:  November 3, 2005

KEMET Corporation

/S/ D. E. Gable

David E. Gable
Senior Vice President and
Chief Financial Officer